UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 25, 2008

AMCORE FINANCIAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA
(State or Other Jurisdiction of Incorporation)

0-13393	36-3183870
(Commission File Number)	(IRS Employer Identification No.)

501 Seventh Street, Rockford, Illinois	61104
(Address of Principal Executive Offices)	(Zip Code)

(815) 968-2241
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 25, 2008, AMCORE Financial, Inc. (the “Company”) announced that Kenneth E. Edge had elected to retire as Chief Executive Officer of the Company, effective as of February 22, 2008 (the “Effective Date”), and will remain as Chairman of the Board until immediately prior to the 2008 Annual Meeting of Stockholders (the “Termination Date”). Also, on February 22, 2008, the Board of Directors of the Company elected William R. McManaman as Chief Executive Officer, effective February 25, 2008.

Prior to his appointment as Chief Executive Officer, Mr. McManaman, age 60, has served as a Director of the Company since 1997. He was also previously Executive Vice President and Chief Financial Officer of Ubiquity Brands, a manufacturer and distributor of snacks, from April, 2006 to September, 2007. Prior to that he was Senior Vice President and Chief Financial Officer of First Health Group Corporation, a national managed care company serving the group health, workers’ compensation and state agency markets, from March 2004 until January 2005. Prior to that he was Executive Vice President and Chief Financial Officer of Aurora Foods, Inc., a manufacturer and distributor of both dry and frozen branded food products, until March 2004.

Mr. McManaman will receive a level of base salary, annual bonus opportunity and participation in other Company benefits at the same levels that applied to Mr. Edge as of the date of Mr. McManaman’s appointment. In lieu of stock options, however, Mr. McManaman will receive 14,000 shares of restricted stock, which are scheduled to vest 50% on the first and second anniversaries of his appointment unless, prior to those dates, he is terminated for cause or resigns without good reason. Subject to a release of claims, the Company will pay Mr. McManaman a lump sum equal to twice his base salary if he is terminated without cause or resigns for good reason prior to the first anniversary of his appointment and a lump sum equal to his base salary if he is terminated without cause or resigns for good reason between the first anniversary and second anniversary of his appointment. Mr. McManaman’s compensation arrangements are subject to regulatory approval.

Mr. Edge and the Company entered into a separation, release and consulting agreement which provides for continued payment of his current base salary and benefits during the period from the Effective Date until the Termination Date and payment of his current base salary from the Termination Date through February 22, 2009. Mr. Edge will continue to participate in the Company’s 2008 Annual Incentive Plan through the Termination Date and, any bonus for the 2008 fiscal year will be prorated for the period January 1, 2008 through the Termination Date. Under this agreement, Mr. Edge will receive consideration currently valued at approximately $2.3 million (including amounts which have previously been earned). This consideration will include benefits payable pursuant to the terms of the Company’s Supplemental Executive Retirement Plan valued at $1.8 million, the payment of medical and dental benefits until the earlier of (i) the date in which Mr. Edge obtains age 65 or (ii) the date in which Mr. Edge obtains other full-time employment, and the transfer of a Company owned vehicle to Mr. Edge. In addition, all options held by Mr. Edge under the Company’s 1995 Stock Incentive Plan and 2000 Stock Incentive Plan shall, as provided in the respective option plans, remain exercisable until the third anniversary of the Termination Date (or, if earlier, their previously scheduled expiration dates), to the extent unvested, all options held by Mr. Edge under the Company’s 2005 Stock Award and Incentive Plan shall, as provided in the plan, continue to vest at the stated rate in the related option agreements and be exercisable until the stated expiration of the options, and, as provided in the related plan, any restrictions on any award of restricted stock held by Mr. Edge shall lapse.

In consideration for the Company continuing to pay Mr. Edge’s salary, Mr. Edge has agreed to provide consulting services to the Company until February 22, 2009 (the “Consulting Term”).

Mr. Edge has agreed with the Company for a period beginning on the Termination Date until one year after the end of the Consulting Term not to compete with the Company and not to solicit employees or customers of the Company. The Company and Mr. Edge also agreed to mutual releases and non-disparagement provisions.

In connection with the foregoing, the Company issued a press release, which is attached as Exhibit 99.1 hereto.

ITEM 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Separation, Release and Consulting Agreement, dated February 22, 2008 between the Company and Kenneth E. Edge.

99.1	Press Release, dated February 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 25, 2008	AMCORE Financial, Inc.

(Registrant)

/s/ Judith Carré Sutfin
Judith Carré Sutfin
(Duly authorized officer of the registrant and principal financial officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation, Release and Consulting Agreement, dated February 22, 2008 between the Company and Kenneth E. Edge.

99.1	Press Release, dated February 25, 2008.

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